Filed pursuant to Rule 424(b)(3)

Registration No. 333-284924

ProShares Ultra Bloomberg Crude Oil (UCO)

ProShares UltraShort Bloomberg Crude Oil (SCO)

ProShares Ultra Gold (UGL)

ProShares Ultra Silver (AGQ)

(each, a “Fund”, and together, the “Funds”)

Supplement dated February 18, 2026

to each Fund’s Prospectus and Disclosure Document

dated March 28, 2025

ProShare Capital Management LLC (the “Sponsor”) has approved the use of an affiliated money market ETF as the primary cash management vehicle for each Fund. The money market ETF invests in U.S. Treasury bills, notes or bonds with remaining maturities of 93 days or less, and is managed by an affiliate of the Sponsor, ProShare Advisors LLC. Currently, each Fund invests available cash in a variety of money market instruments, including U.S. Treasury bills, repurchase agreements, and interest-bearing accounts. Each Fund’s cash holdings are managed separately and primarily provide liquidity or serve as collateral in futures margin accounts and, from time to time, in swap collateral accounts. The Sponsor believes pooling the cash investments for each Fund in a single centralized vehicle should help each Fund achieve greater operational efficiency, scale, and consistency. The Funds expect to continue to use other money market instruments as necessary and appropriate to meet their investment objectives, but expect to use the affiliated money market ETF as their primary cash management vehicle.

The Sponsor has agreed to assume all the management fees associated with investments in this affiliated money market ETF. The Sponsor believes the Funds will complete the initial transition of the current money market investments to this affiliated money market ETF without paying brokerage fees. However, after the initial transition, the Funds may pay brokerage fees to unaffiliated brokers in connection with the purchase and sale of the affiliated money market ETF’s shares. The Sponsor does not expect these brokerage fees to materially differ from the costs the Funds currently incur when transacting in U.S. Treasuries and other money market instruments.

The Funds’ investment objectives and principal investment strategies will not change.

Effective immediately, the following is added to the cover page:

For margin and/or cash management purposes, each Fund may invest in money market instruments, including U.S. Treasury securities, money market mutual funds and exchange-traded funds that seek to operate as money market funds (“Money Market ETFs”), including any managed by an affiliate of the Sponsor (collectively, “Money Market Instruments”).

Effective immediately, all references to “Financial Instruments and money market instruments” are replaced with “Financial Instruments and Money Market Instruments” and all references to “(such as shares of money market funds)” are replaced with “(such as shares of an affiliated Money Market ETF)”.

Effective immediately, the following is added to the section titled “Risk Factor Summary - Risks Related to All Funds”:

•Investments in Money Market Instruments may be adversely affected by economic, political or market events affecting issuers of money market instruments, defaults by counterparties or changes in government regulations and adverse events in the U.S. Treasury markets, which may have a negative impact on the performance of the Fund. The Fund’s investments in money market instruments through an affiliated ETF are subject to the additional risks that the ETF’s share price may fluctuate, including deviating from its net asset value during illiquid markets or during periods of high redemption activity, and that the ETF does not seek to maintain a stable net asset value. In addition, the actions of a few large investors in the affiliated money market ETF could significantly influence its share price.

•Investments in an affiliated Money Market ETF may present potential conflicts of interest, such as decisions that could favor the Sponsor, the affiliated Money Market ETF or its advisor over the Funds. Fee waiver arrangements may not eliminate all such conflicts. However, the Sponsor believes that the benefits and efficiencies of making investments in affiliated Money Market ETFs outweigh resulting conflicts of interest.

Effective immediately, the “Money Market Instruments” description is deleted and replaced as follows:

Money market instruments are short-term debt instruments that have a remaining maturity of 397 days or less and exhibit high quality credit profiles. Money market instruments may include U.S. government securities, securities issued by governments of other developed countries, repurchase agreements, and shares of money market mutual funds and/or Money Market ETFs, including those managed by affiliates of the Sponsor.

Effective immediately, the following is added to footnote #2 to the Breakeven Tables:

For margin and/or cash management purposes, the Funds may invest in money market mutual funds and/or Money Market ETFs, including those advised by ProShare Advisors LLC (“ProShare Advisors”) or another affiliate of the Sponsor. The Sponsor has agreed to assume all the management fees associated with each Fund’s investment in the affiliated Money Market ETF.

Effective immediately, the following is added to the section titled “Net Asset Value (“NAV”)”:

The Funds may use a variety of money market instruments to invest excess cash, including affiliated Money Market Mutual Funds and/or Money Market ETFs. Money market instruments used in this capacity generally will be valued using market prices or at amortized cost.

Effective immediately, the following is added to the section titled “Risk Factors”:

Conflicts of Interest – Sponsor. Investing in affiliated money market funds may present potential conflicts of interest, such as decisions that could favor the Sponsor, the affiliated Money Market ETF or its advisor over the Funds. Although the Sponsor has agreed to assume the management fees associated with each Fund’s investment in the affiliated Money Market ETF this may not eliminate all such conflicts. However, the Sponsor believes that the benefits and efficiencies of making investments in affiliated Money Market ETFs outweigh resulting conflicts of interest.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”) that are subject to risks and uncertainties. Investors can identify these forward-looking statements by the use of expressions such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “project,” “should,” “estimate,” “seek” or any negative or other variations on such expression, including, but not limited to, statements regarding each Fund’s use of the affiliated money market ETF as its primary cash management vehicle and the fees associated with such transition and use. These forward-looking statements are based on information currently available to the Sponsor and are subject to a number of risks, uncertainties and other factors, both known, such as those described in the “Risk Factors” section of the prospectus, the documents incorporated by reference in the prospectus, and unknown, that could cause the actual results, performance, prospects or opportunities of each Fund to differ materially from those expressed in, or implied by, these forward- looking statements. Except as expressly required by federal securities laws, the Trust assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance on any forward-looking statements.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.